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                                                                   Exhibit 10.55


             EAGLE-PICHER INDUSTRIES, INC. OFFICERS' SEVERANCE PLAN
                   (MARCH 27, 2002/MARCH 31, 2003 RESTATEMENT)


         WHEREAS, the Eagle-Picher Industries, Inc. Officer's Severance Plan (the "Plan") was established for certain eligible employees of Eagle-Picher Industries, Inc. (the "Company") and its affiliates effective as May 13, 1991; and

         WHEREAS, the Company, through an employee letter issued by its Chairman, Andries Ruijssenaars, on February 4, 2000, imposed a one-year advance participant notice requirement upon the Amendment of the Plan; and

         WHEREAS, the Company desires to provide certain covered employees with additional benefits and to amend the Plan in certain respects;

         NOW, THEREFORE, the Plan is hereby amended and restated as hereinafter set forth, effective as of March 31, 2003, but effective as of March 27, 2002, with respect to covered employees who execute a waiver of the one-year advance participant notice requirement and individuals who become Eligible Employees on or after said date.

                                    ARTICLE I
DEFINITIONS

1.1      DEFINITIONS. Whenever used in the Plan, the following terms shall mean:

         (a) The term "ADMINISTRATOR" shall mean the Company's Senior Vice President - Human Resources, or his designee. The Administrator shall be a named fiduciary under the Plan.

         (b) The term "BASE PAY" shall mean the participant's base annual pay rate at the date of his termination of employment.

         (c) The term "CINCINNATI OFFICE CLOSING" shall mean the closing of the Cincinnati, Ohio Headquarters Office on or after March 27, 2002.

         (d) The term "COMPANY" shall mean Eagle-Picher Industries, Inc., or any successor thereto.

         (e) The term "ELIGIBLE EMPLOYEES" shall mean Officers of the Company.

         (f)      The term "OFFICERS" shall mean elected officers of the Company

         (g) The term "PARTICIPANT" shall mean an Eligible Employee who participates in the Plan pursuant to the provisions of Article II.


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         (h)      The term "SERVICE" shall mean Vesting Service as defined in the Eagle-Picher Retirement Income Plan for Salaried
                  Employees.

         (i) The term "WEEK'S PAY" shall mean a Participant's Base Pay divided by 52.

1.2 GENDER REFERENCE. Any words in this Plan document (or amendments to it) which are used in one gender shall be read and construed to mean or include the other gender wherever they would so apply.

                                   ARTICLE II
                                  PARTICIPATION

2.1 ELIGIBILITY. Each Eligible Employee who is not already a Participant in the Plan shall become a Participant in the Plan upon completion of three months of Service. The Chief Executive Officer of the Company may, in his discretion, waive such service requirement by providing a written notice of such waiver to the affected Eligible Employee and the Administrator.

2.2 RELEASE. Notwithstanding any other provision of the Plan to the contrary, all Plan benefits, including the Base Severance Benefit, the Supplemental Severance Benefit, and the Group Medical and Insurance Benefits set forth in Article III, otherwise payable to an eligible Participant, shall be conditioned upon the execution by such Participant of a full and complete release in a form approved by, or acceptable to, the Company. A form of such an approved release is attached as Exhibit A. Exhibit A may be amended by the Company from time to time.

                                   ARTICLE III
                                    BENEFITS

3.1 SEVERANCE BENEFIT. Subject to the provisions of Section 2.2, Participants who are terminated by the Company or an Affiliate for reasons other than for cause shall receive a Base Severance Benefit, a Supplemental Severance Benefit and Group Medical and Insurance Benefits as described herein.

3.2 BASE SEVERANCE BENEFIT. The Base Severance Benefit shall provide one Week's Pay for each completed year of Service and, for any partial year of Service, one-twelfth Week's Pay for each completed month of Service. Payments shall be reduced dollar for dollar by compensation earned for services rendered by a Participant for a subsequent employer during the period Base Severance Benefits are being paid. The minimum Base Severance Benefit shall be two Week's Pay. Notwithstanding the foregoing, in the event that a Participant is terminated due to the Cincinnati Office Closing AND such Participant executes the Waiver and Release attached hereto as Exhibit B, the Base Severance Benefit of such participant shall be equal to 110 percent of one Week's Pay for each completed year of Service plus 110 percent of one-twelfth Week's Pay for each completed month of

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         Service. There shall be no reduction of such amount for compensation earned for services rendered by a participant for a subsequent employer.

3.3 SUPPLEMENTAL SEVERANCE BENEFIT. The Supplemental Severance Benefit will provide one year's Base Pay. The Supplemental Severance Benefit shall be paid in a lump sum on termination of employment. Notwithstanding the foregoing, in the event that a Participant is terminated due to the Cincinnati Office Closing AND such Participant executes the Waiver and Release attached hereto as Exhibit B, the Supplemental Severance Benefit of such Participant shall equal 110 percent of the one year's Base Pay.

3.4 GROUP MEDICAL AND LIFE INSURANCE BENEFITS. The Group Medical and Life Insurance Benefits shall provide continued participation in the medical indemnity benefits, self-funded medical benefits, health maintenance organizations, and group term life insurance benefits (including the additional group term life insurance available at employee cost) as if the Participant were an active employee of the Company or an Affiliate. These benefits shall continue for one week for each year of Service unless similar coverage is obtained from a subsequent employer. Any period for which medical benefits are provided hereunder shall reduce the period for which COBRA benefits are available. These benefits shall continue under the Participant's election in force when his severance occurs, subject to any new election that would be available to him as an active employee. If the HMO or medical indemnity provider refuses to continue coverage for the Participant, the Participant shall receive coverage under the self-funded medical benefit program available to employees at his location.

3.5 VACATION PAY. Any existing practices of the Company or Affiliates with respect to payment for unused vacation time at termination of employment shall not be affected by the Plan.

3.6 DEATH OF PARTICIPANT. No benefits shall be payable upon the death of a Participant except for any payment which may have been due prior to his date of death.

3.7 REPAYMENT OF BENEFITS. In the event that a Plan participant revokes a release upon which Plan benefits are conditioned as set forth in Articles 3 and 4, such participant shall repay to the Company immediately any Plan benefits that he received under the Plan and he shall no longer be eligible for any Plan benefits.

                                   ARTICLE IV
                                 ADMINISTRATION

4.1 POWERS AND DUTIES. The Administrator shall have the power and the duty to take all action, and to make all decisions necessary or proper to carry out the Plan, including, without limitation, the following:

         (a) To interpret the Plan, which interpretations shall be final and conclusive;

         (b) To compute the benefit to be paid to any person under the Plan;

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         (c)      To provide procedures for withholding of any income or
                  employment taxes from benefits payable hereunder.

4.2      CLAIMS PROCEDURE.

         (a) CLAIM, DENIAL AND NOTICE: Any Participant who disagrees with the Administrator's determination of his right to benefits or the amount of the benefits shall file a written claim for the benefits he believes he is entitled to. If the Administrator denies the claim, in whole or in part, he shall furnish the Participant with written notice of the denial of his claim within sixty (60) days of receipt of the claim. Such notice shall be written in a manner calculated to be understood by the Participant and shall contain the specific reasons for such denial, specific references to pertinent Plan provisions on which the denial is based, a description of additional material or information which is needed to complete the claim and why such is necessary, and an explanation of the Plan's appeal procedure.

         (b) APPEAL: Within sixty (60) days after the receipt of a notice that his claim was denied, a Participant may appeal the denial of his claim to the Administrator in writing stating the reason for his appeal and submitting any issues or comments for the Administrator's review.

         (c) DECISION ON APPEAL: Within sixty (60) days of receipt of an appeal, the Administrator shall mail to a Participant a written notice of his decision setting forth, in a manner calculated to be understood by the Participant, the specific reasons for his decision and the specific references to the pertinent Plan provisions on which his decision was based.

4.3 INDEMNITY FOR LIABILITY. The Company shall indemnify the Administrator against any and all claims, losses, damages, expenses, including counsel fees, incurred by the Administrator and any liability, including any amounts paid in settlement with the Company's approval, arising from the Administrator's action or failure to act, except when the same is judicially determined to be attributable to the gross negligence or willful misconduct of the Administrator.

                                    ARTICLE V
                                  MISCELLANEOUS

5.1      PLAN YEAR. The plan year shall be the calendar year.

5.2      COMPANY ADMINISTRATION. The Plan shall be administered by the Company.

5.3 AUTHORITY OF THE COMPANY. The Company shall have the absolute authority and discretion to construe the terms of the Plan, including the authority to determine the amount and eligibility for benefits. Any action which is authorized, permitted or required under the terms of the Plan shall be final and binding upon all interested

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         persons. A decision of the Company shall be reversed only if it is demonstrated by clear and convincing evidence to be arbitrary and capricious.

5.4 RIGHT TO AMEND AND TERMINATE. The Company expressly reserves the right, at any time and from time to time, without the consent of Participants:
         (i) to terminate the Plan, (ii) to terminate the participation of any Participant in the Plan, (iii) to amend the Plan in any respect; or
         (iv) to provide benefits otherwise payable under the Plan, in whole or in part, under any other plan or program, qualified or non-qualified, maintained by the Company, an Affiliate, or a successor thereto.

5.5 PAYMENT OF CERTAIN BENEFITS DESPITE PLAN AMENDMENT OR TERMINATION. If a Participant's Plan benefit is in pay status prior to a Plan amendment or Plan termination date, such Participant shall be entitled to receive such payments as are necessary to provide him with his Plan benefit in full, notwithstanding the amendment or termination of the Plan; provided, however, that such payments may be made, in whole or in part, under any other plan or program, qualified or non-qualified, maintained by the Company, an Affiliate, or a successor thereto.

5.6 NO COMMITMENT AS TO EMPLOYMENT. Neither the adoption nor the maintenance of the Plan shall be deemed to constitute a contract between the Company and any employee. Nothing in the Plan shall affect the right of the Company or an Affiliate to discharge or otherwise discipline employees. The Plan does not create in any employee a right to employment or continued employment with the Company or an Affiliate.

5.7 NON-ALIENATION. No provision of the Plan shall be construed as giving any rights under the Plan to any third party, and no rights or benefits hereunder shall be subject to the debts or liabilities of any Participant or person or entity claiming through a Participant. No Participant or person or entity claiming through a Participant may alienate, transfer, assign, or pledge any right or benefit under the Plan.

5.8 GOVERNING LAW. Except as otherwise provided, the provisions of the Plan shall be construed and enforced in accordance with the laws of the State of Ohio.


EXECUTED this _____ day of __________________________, 2002.

                                               EAGLE-PICHER INDUSTRIES, INC.



                                               By:
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                                                       Title:

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